Exhibit 23.2

ACSB	Acquavella, Chiarelli, Shuster, Berkower & Co., LLP
C e r t i f i e d P u b l i c A c c o u n t a n t s a n d A d v i s o r s

517 Route One		330 7th Avenue
Iselin, NJ 08830		Suite 202
732. 855.9600		New York, NY 10001
Fax: 732.855.9559		212.867.1319
www.acsbco.com

To the Board of Directors
China Pharmaceuticals Inc.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement of China Pharmaceuticals Inc.  on Form S-8, of our reports dated April 15, 2011 for the two years ended December 31, 2010 and  2009, appearing in the Annual Report on Form 10-K of China Pharmaceuticals Inc. filed on April 15, 2011.

/S/ Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

New York, New York
April 28, 2011